For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@lintv.com

LIN TV Corp. Announces Second Quarter 2009 Results and the Completion of an Amended and Restated Credit Agreement

PROVIDENCE, RI, August 6, 2009 – LIN TV Corp. (NYSE: TVL) today reported second quarter 2009 results and announced the completion of an Amended and Restated Credit Agreement.

Summary of Results for the Second Quarter 2009

•
Net loss per diluted share was $0.50, compared to net loss per diluted share of $4.26 in the second quarter of 2008.  These results included a non-cash impairment charge of $39.9 million and $297.0 million for the second quarter of 2009 and 2008, respectively.

•	Net revenues decreased 20% to $82.5 million, compared to $103.7 million in the second quarter of 2008.

•	Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased 52% to $10.2 million, compared to $6.7 million in the second quarter of 2008.

•
General operating expenses decreased 12% from $69.7 million in the second quarter of 2008, to $61.4 million in the second quarter of 2009, reflecting the benefit of the 2008 restructuring, as well as other significant cost–saving measures implemented in 2009, which included the consolidation of several additional television stations into the Company’s technology hubs, further reductions in workforce across the Company and the suspension of the Company’s 401(k) match.

•
Operating loss was $25.8 million, compared to operating loss of $269.9 million in the second quarter of 2008.  The operating loss in these periods included non-cash impairment charges of $39.9 million and $297.0 million, respectively, relating to the Company’s broadcast licenses and goodwill as further described below.

•
Loss from continuing operations was $25.3 million, including special items of $28.8 million after tax, compared to loss from continuing operations of $215.8 million in the second quarter of 2008, which included special items of $226.0 million after tax.

Amended and Restated Credit Agreement

On July 31, 2009, the Company amended and restated its credit agreement in order to ensure sustained compliance with its financial covenants. The amended and restated credit agreement is filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed this morning. Under the amended and restated credit agreement, the Company’s aggregate revolving credit commitments remain $225.0 million and its outstanding term loans remain at $69.9 million. The amended and restated credit agreement revises the Company’s financial covenants, tightens exceptions to certain of the negative covenants, increases the interest rates and fees payable on borrowings, and provides the lenders with additional collateral.  As a result of the amended and restated credit agreement, based on principal amounts outstanding as of June 30, 2009, the Company expects its annual cash interest expense will increase by approximately $7.0 million.

Key Balance Sheet and Cash Flow Items

Total debt outstanding at June 30, 2009 was $691.4 million, as compared to $743.4 million at December 31, 2008.  Cash and cash equivalent balances at June 30, 2009 were $19.1 million, as compared to $20.1 million at December 31, 2008.  During the quarter ended June 30, 2009, the Company paid $4.0 million of principal on its term loan balances.  The Company’s outstanding revolving credit facility balance was $210.0 million at June 30, 2009, as compared to $135.0 million at December 31, 2008, with $9.0 million available for borrowing under that facility.  Consolidated leverage, as defined in the Company’s credit agreement, was 6.7x as of June 30, 2009 compared to 5.7x as of December 31, 2008.

Other components of cash flow for the second quarter of 2009 were cash capital expenditures of $1.6 million and cash payments for programming of $7.2 million.

Commenting on the second quarter of 2009, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said: “The economic recession continued to significantly impact our advertisers during the second quarter. During these tough times, we are focused on the rigorous execution of several new strategic initiatives, including our multi-platform, newsgathering and cost efficiency plans, which will help make us a leaner and more focused multi-media company.”

“Furthermore, the agreement we have reached with our lenders to amend our senior secured credit facility provides the financial covenant relief needed to navigate through the current uncertain economic environment,” added Sadusky.

Second Quarter 2009 Special Items

During the quarter ended June 30, 2009, the Company recorded special items netting to an operating charge of $40.4 million, and an after-tax charge of $28.8 million.

	Three Months Ended
	June 30, 2009
	Operating Loss	Loss from Continuing Operations

Impairment of goodwill and broadcast licenses	$39.9	$28.5
Restructuring charge	0.5	0.3
	$40.4	$28.8

As a result of the continued effects of the economic downturn, the Company determined that the downward adjustment to forecasted broadcast cash flow at certain of the Company’s stations triggered the need for an interim impairment analysis as of June 30, 2009.  The testing resulted in a $39.9 million non-cash impairment charge for the second quarter of 2009, with $37.2 million related to its broadcast licenses and $2.7 million related to its goodwill.

Also, during the quarter ended June 30, 2009, the Company recognized a restructuring charge of $0.5 million, related to the consolidation of certain station activities into the Company’s technology hubs.

Operating Highlights
Throughout the economic slowdown, the Company has continued to improve its product quality and compete vigorously for audience share.

Local News Leadership and Ratings Highlights:
•	88% of the Company’s stations ranked #1 or #2 from sign-on to sign-off during the May 2009 ratings period[1].
•	93% of the Company’s stations ranked #1 or #2 in the morning news daypart during the May 2009 ratings period[2].
•	Seven stations ranked #1 in household ratings for all weekday newscasts (morning, early evening and late news): WOOD-TV; WAVY-TV; WIVB-TV; WANE-TV; WWLP-TV; WTHI-TV; and WLFI-TV.
•	The Company’s stations outperformed their network by an average of 40% in key network dayparts during the May 2009 ratings period.
•	On average, the Company’s stations have grown 10% across all local news dayparts in household ratings year-to-year.
•	The Company increased local programming by 380 hours compared to the same time period in 2008.

Digital Initiatives:
•	Retransmission consent fees increased 67% in the second quarter of 2009, compared to the same period in 2008.
•	Internet advertising and other interactive revenues increased 18% for the second quarter of 2009, compared to the same period in 2008.
•	Total user actions on the Company’s web sites increased 20% in the second quarter of 2009 to 175.5 million compared to the same period in 2008.
•	Total unique visitors were 22.1 million in the second quarter of 2009, an increase of 61% compared to the same period in 2008.
•	Average time on site was 23 minutes, 25 seconds for the second quarter 2009, compared to 12 minutes, 9 seconds for the same period in 2008, an increase of 93%.
•
Mobile impressions for the second quarter of 2009 were 18.6 million[3]. The Company’s iPhone applications launched completely in the second quarter of 2009. Since their launch, the Company has earned nearly 2.5 million impressions and 80,000 application downloads.

Revenue:
•
Core local and national advertising sales combined, which excludes political advertising sales, decreased 22% to $78.7 million in the second quarter of 2009, compared to $100.4 million for the same period in 2008, reflecting the continued impact of the economic downturn nationally and across all of the Company’s markets.

•
The Company’s political advertising sales were $1.4 million for the quarter ended June 30, 2009, compared to $8.1 million in the same period last year. The decrease is a result of the Presidential, Congressional, state and local elections in 2008 that did not recur in 2009.

Operating Expenses:
•
General operating expenses for the three months ended June 30, 2009 decreased by $8.3 million, or 12%, driven largely by decreases in direct operating expenses and selling, general and administrative expenses of $3.1 million and $3.5 million, respectively, compared to the second quarter of 2008.

•
During the second quarter of 2009, the Company recorded a restructuring charge of $0.5 million as a result of the consolidation of technical operations at our stations which resulted in the termination of 28 employees.

1 Nielsen Ratings, Households, Sign-on/Sign-off.
2 Nielsen Ratings, Households, Morning News.
3 The Company launched its mobile business for all of its television stations in the fourth quarter of 2008, and therefore can not make year-over-year comparisons.

Business Outlook

The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of Banks Broadcasting, Inc. as discontinued operations for all periods presented.  The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases,” then “Quarterly and Other Reports” and then “Supplemental Financial Data.”

Based on current sales order pacings, which reflect the challenging economic environment, the market decline for both local and national advertising spending and reduced political advertising this year, the Company expects that third quarter 2009 net revenues will decrease in the range of 18.0% to 24.1% (or $17.8 million to $23.8 million), compared to net revenues of $98.8 million for the third quarter of 2008.  Third quarter 2008 revenues included $9.7 million of net political advertising.

In addition, due to decreases in variable sales costs and other cost reduction actions, the Company expects that its station direct operating and SG&A expenses will decrease in the range of 7.5% to 11.0% (or $4.3 million to $6.3 million) for the third quarter of 2009 compared to expenses of $57.3 million for the third quarter of 2008.  For the full year, we expect station direct operating and SG&A expenses will decrease in the range of 10.2% to 12.0% (or $24.0 million to $28.0 million) compared to reported expenses of $233.8 million for 2008. The Company’s current outlook for revenues, expenses and cash flow items for the third quarter and full year 2009, excluding special items, are anticipated to be in the following ranges:

	Third Quarter 2009	Full Year 2009
Net advertising revenues	$63.0 to $66.0 million
Net digital revenues	$10.0 to $11.0 million
Network comp/Barter/Other revenues	$2.0 to $4.0 million
Total net revenues	$75.0 to $81.0 million
Direct operating and SG&A expenses(1)	$51.0 to $53.0 million	$205.8 to $209.8 million
Station non-cash stock-based compensation expense	$0.0 to $0.5 million	$0.5 to $2.0 million
Amortization of program rights	$6.0 to $6.5 million	$23.9 to $24.9 million
Cash payments for programming	$6.0 to $7.0 million	$26.1 to $28.1 million
Corporate expense(1)	$3.5 to $4.5 million	$16.0 to $18.0 million
Corporate non-cash stock-based compensation expense	$0.0 to $1.0 million	$0.9 to $2.9 million
Depreciation and amortization of intangibles	$7.8 to $8.2 million	$31.0 to $31.8 million
Cash capital expenditures	$2.0 to $4.0 million	$11.0 to $13.0 million
Cash interest expense	$9.5 - $11.0 million	$38.0 - $40.0 million
Principal amortization of the term loans	$4.0 million	$15.9 million
Cash taxes	$0.1 to $0.2 million	$0.4 million to $0.6 million
Effective tax rate	30% to 33%	65% to 68%
Distributions from equity investments	$0.0	$2.6 - $3.0 million
(1) Includes non-cash stock-based compensation expense.

LIN TV advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call
LIN TV will hold a conference call to discuss its first quarter results today, August 6, 2009, at 9:00 AM Eastern Time.  To participate in the call, please dial 1-888-282-4591 for U.S. callers and 1-719-325-2320 for international callers.  The call-in pass code is 9820447. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from LIN TV Corp.’s website, www.lintv.com, and can be accessed there through a link on the home page (under the Latest News section).  For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same passcode as above.  The telephone replay will be available through August 20, 2009.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. The preceding discussion of our results includes a discussion of loss from continuing operations, including special items, and includes a section detailing these items.  Loss from continuing operations, including special items, is a non-GAAP financial measure and is not intended to replace loss from continuing operations, a directly comparable GAAP financial measure. Special items are items that are significant, and unusual or infrequent and provide more comparable information about the Company’s operating performance. Additionally, non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.

Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations.  Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization, future compliance with financial covenants in our credit agreement, cash tax payments and effective tax rates and distributions from equity investments.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the potential continuing deterioration of national and/or local economies; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt TV broadcasting; continuing softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBC Universal; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain stockholders, including HM Capital Partners I LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and  other filings made with the Securities and Exchange Commission (which are available on the Company’s web site, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference.  LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 27 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 11 million households per week.

LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 12% of U.S. broadband households, based on unique visitors per month. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.

- financial tables follow –

LIN TV Corp.
Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(in thousands, except share data)

Net revenues	$82,517	$103,703	$156,992	$196,767

Operating costs and expenses:
Direct operating	26,533	29,623	53,448	59,689
Selling, general and administrative	24,746	28,261	50,362	56,836
Amortization of program rights	5,572	5,588	11,904	11,764
Corporate	4,569	6,209	8,987	11,239
General operating expenses	61,420	69,681	124,701	139,528

Depreciation, amortization and other operating charges (benefits):
Depreciation	7,448	7,368	15,574	14,817
Amortization of intangible assets	20	91	40	184
Impairment of goodwill and broadcast licenses	39,894	296,972	39,894	296,972
Restructuring charge	498	-	498	-
Gain from asset dispositions	(949)	(471)	(2,658)	(370)
Operating loss	(25,814)	(269,938)	(21,057)	(254,364)

Other expense (income):
Interest expense, net	10,133	13,922	21,055	28,313
Share of expense (income) in equity investments	-	252	-	(199)
Gain on derivative instruments	(225)	-	(5)	(375)
Loss (income) on extinguishment of debt	-	3,604	(50,149)	3,704
Other, net	(208)	(488)	61	(39)
Total other expense (income), net	9,700	17,290	(29,038)	31,404

(Loss) income from continuing operations before provision for income taxes	(35,514)	(287,228)	7,981	(285,768)
(Benefit from) provision for income taxes	(10,180)	(71,469)	8,309	(70,884)

Loss from continuing operations	(25,334)	(215,759)	(328)	(214,884)
Discontinued operations:
(Loss) income from discontinued operations, net of gain from the sale of discontinued operations of $11 for the three and six months ended June 30, 2009, respectively, and net of provision for income taxes of $31 and $80 for the three months ended June 30, 2009 and 2008, respectively, and net of (benefit from) provision for income taxes of $(628) and $141 for the six months ended June 30, 2009 and 2008, respectively	(162)	(208)	(446)	380
Net loss	$(25,496)	$(215,967)	$(774)	$(214,504)
Basic loss per common share:
Loss from continuing operations	$(0.50)	$(4.26)	$(0.01)	$(4.24)
(Loss) income from discontinued operations, net of tax	-	-	(0.01)	0.01
Net loss	$(0.50)	$(4.26)	$(0.02)	$(4.23)
Weighted - average number of common shares outstanding
used in calculating basic loss per common share	51,128	50,664	51,103	50,718

Diluted loss per common share:
Loss from continuing operations	$(0.50)	$(4.26)	$(0.01)	$(4.24)
(Loss) income from discontinued operations, net of tax	-	-	(0.01)	0.01
Net loss	$(0.50)	$(4.26)	$(0.02)	$(4.23)

Weighted - average number of common shares outstanding
used in calculating diluted loss per common share	51,128	50,664	51,103	50,718

LIN TV Corp.
Consolidated Balance Sheets
(unaudited)
	June 30,	December 31,
	2009	2008
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$19,050	20,106
Accounts receivable, less allowance for doubtful accounts (2009 - $2,849; 2008 - $2,761)	61,258	68,277
Program rights	2,631	3,311
Assets held for sale	-	430
Other current assets	5,781	5,045
Total current assets	88,720	97,169
Property and equipment, net	172,258	180,679
Deferred financing costs	6,220	8,511
Program rights	2,326	3,422
Goodwill	114,486	117,159
Broadcast licenses and other intangible assets, net	392,880	430,142
Assets held for sale	-	8,872
Other assets	4,867	6,512
Equity investments	128	128
Total assets	$781,885	$852,594

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$15,900	$15,900
Accounts payable	6,099	7,988
Accrued expenses	41,139	56,701
Program obligations	11,026	10,109
Liabilities held for sale	-	429
Total current liabilities	74,164	91,127
Long-term debt, excluding current portion	675,539	727,453
Deferred income taxes, net	151,619	141,702
Program obligations	3,262	5,336
Liabilities held for sale	-	343
Other liabilities	65,128	68,883
Total liabilities	969,712	1,034,844

Stockholders' equity:
Class A common stock, $0.01 par value, 100,000,000 shares authorized,
Issued: 29,684,218 and 29,733,672 shares at June 30, 2009 and December 31, 2008, respectively
Outstanding: 27,877,790 and 27,927,244 shares at June 30, 2009 and December 31, 2008, respectively	294	294
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares at June 30, 2009 and December 31, 2008, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares at June 30, 2009 and December 31, 2008, respectively, issued and outstanding; convertible into an equal number of shares of Class A common stock	-	-
Treasury stock, 1,806,428 shares of Class A common stock at June 30, 2009 and December 31, 2008, at cost	(18,005)	(18,005)
Additional paid-in capital	1,103,257	1,101,919
Accumulated deficit	(1,239,864)	(1,239,090)
Accumulated other comprehensive loss	(33,744)	(34,634)
Total stockholders' deficit	(187,827)	(189,281)
Preferred stock of Banks Broadcasting, Inc.	-	7,031
Total deficit	(187,827)	(182,250)
Total liabilities, preferred stock and stockholders' deficit	$781,885	$852,594

LIN TV Corp.
Consolidated Statements of Cash Flows
(unaudited)
	Six Months Ended June 30,
	2009	2008
	(in thousands)
OPERATING ACTIVITIES:
Net loss	$(774)	$(214,504)
Loss (income) from discontinued operations	446	(380)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	15,574	14,817
Amortization of intangible assets	40	184
Impairment of goodwill, broadcast licenses and broadcast equipment	39,894	296,972
Amortization of financing costs and note discounts	1,832	3,699
Amortization of program rights	11,904	11,764
Program payments	(11,752)	(13,751)
(Gain) loss on extinguishment of debt	(50,149)	3,704
Gain on derivative instruments	(5)	(375)
Share of income in equity investments	-	(199)
Deferred income taxes, net	8,699	(71,491)
Stock-based compensation	1,338	2,744
Gain from asset dispositions	(2,658)	(370)
Other, net	2,109	813
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	7,019	9,854
Other assets	2,063	(1,859)
Accounts payable	(1,889)	(6,389)
Accrued interest expense	(994)	(293)
Other accrued expenses	(18,854)	(5,519)
Net cash provided by operating activities, continuing operations	3,843	29,421
Net cash provided by (used in) operating activities, discontinued operations	2,543	(1,192)
Net cash provided by operating activities	6,386	28,229

INVESTING ACTIVITIES:
Capital expenditures	(3,493)	(8,176)
Distributions from equity investments	-	1,019
Other investments, net	-	(100)
Net cash used in investing activities, continuing operations	(3,493)	(7,257)
Net cash used in investing activities, discontinued operations	-	(686)
Net cash used in investing activities	(3,493)	(7,943)

FINANCING ACTIVITIES:
Net proceeds on exercises of employee stock options and phantom stock units and
employee stock purchase plan issuances	-	991
Proceeds from borrowings on long-term debt	78,000	100,000
Principal payments on long-term debt	(79,305)	(152,550)
Net cash used in financing activities, continuing operations	(1,305)	(51,559)
Net cash used in financing activities, discontinued operations	(2,644)	-
Net cash used in financing activities	(3,949)	(51,559)

Net decrease in cash and cash equivalents	(1,056)	(31,273)
Cash and cash equivalents at the beginning of the period	20,106	40,031
Cash and cash equivalents at the end of the period	$19,050	$8,758